EXHIBIT 99.1

[VYYO LOGO]

Company Contact: Arnon Kohavi, EVP Vyyo Inc 408.863.2327 ir@vyyo.com	Investor Relations Contacts: Lillian Armstrong and Kirsten Chapman Lippert/Heilshorn & Associates 415.433.3777 kirsten@lhai-sf.com

VYYO REPORTS THIRD QUARTER 2003 RESULTS

- Q3 2003 Revenue Up 186% versus Q3 2002 -

- Records Smallest Quarterly Net Loss from Continuing Operations in Five Quarters -

- Unveils Strategy to Capture Market Share in China -

PALO ALTO, Calif., Oct. 30 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of fixed wireless broadband end-to-end solutions for wireless telephony and high-speed data connections, today reported its financial results for the third quarter and nine-month period ended September 30, 2003.

For the third quarter of 2003, Vyyo reported net sales of $2.2 million compared to $0.8 million in the third quarter of 2002. Net loss for the third quarter of 2003 was $2.6 million, or $0.20 per share, compared to a loss of $2.4 million, or $0.19 per share, in the third quarter of 2002. Net loss from continuing operations in the third quarter of 2003 was $1.3 million, or $0.10 per share, compared to $1.4 million, or $0.11 per share, in the third quarter of 2002. As of September 30, 2003, Vyyo had cash, cash equivalents and short-term investments of $61.6 million.

Davidi Gilo, chairman and chief executive officer of Vyyo, stated, “We are now seeing a renewed level of interest from customers and integrators in fixed wireless broadband. Vyyo has focused its product development and sales efforts on growth opportunities, specifically the market in China. We believe Vyyo’s business is now positioned to leverage the incremental growth we have begun to experience. Third quarter revenue from continuing operations grew sequentially by 186 percent and the nine-month period revenue from continuing operations grew 15.7 percent compared to the same period a year ago. In the third quarter we recorded the smallest quarterly net loss from continuing operations in five quarters. Looking forward, we believe our cash position will carry Vyyo to profitability.”

Vyyo is concentrating on the market in China based on the government plan for telecommunications infrastructure build-out. In September 2001, the Chinese State Radio Regulation Commission (SRRC) awarded 3.5 GHz spectrum licenses in five provincial cities to several China-based telecommunications operators. After a thorough evaluation, during which Vyyo’s equipment was tested along side both China-based and other providers, in March 2003 the SRRC granted licenses in another 32 major provincial cities with a total population in excess of 100 million people. Vyyo has successfully penetrated several of these markets. The SRRC is planning another round of spectrum license grants in additional provincial level cities in China, and Vyyo believes it is well positioned to secure further orders as licenses are awarded.

Gilo added, “China presents a very large opportunity for Vyyo for a number of reasons. First, the country requires a wireless telephony solution to increase competition and improve the quality of service. Second, the environment is well suited for fixed wireless deployment as China has more than 75 cities with more than 500,000 people, the majority of whom live in mid to high-rise residential units ideal for efficient fixed wireless installation and usage. Finally, we believe the telecommunications operators are well funded to accomplish the task of establishing 3.5GHz networks, as the government is driving a controlled rollout that enables the operators to expand their deployment programs. Vyyo is building relationships with Chinese operators and systems integrators to capture this opportunity and expects to penetrate additional licensed markets.”

For the nine months ended September 30, 2003, Vyyo reported net sales increased to $4.4 million from $3.8 million in the same period in 2002. Net loss for the nine months ended September 30, 2003 was $12.0 million, or $0.95 per share, compared to $5.9 million, or $0.48 per share, in the same period in 2002. Net loss from continuing operations for the nine months ended September 30, 2003 was $5.1 million, or $0.40 per share, compared to $4.9 million, or $0.40 per share, in the same period in 2002.

In October 2003, Arnon Kohavi re-joined Vyyo as Executive Vice President. Among his responsibilities will be leading corporate communications and investor relations. Kohavi was a senior vice president with DSP Communications from 1994 through November 1999. In November 1999, DSP Communications was sold to Intel for $1.6 billion. After the sale, Kohavi joined Vyyo and served as Senior Vice President of Strategic Relations until February 2002. In addition, Vyyo has engaged Lippert/Heilshorn & Associates, www.lhai.com, an independent investor relations consulting agency, to assist the company with IR strategy and execution. Vyyo intends to announce 2003 year-end results in early February of 2004, and management will conduct a conference call with investors at that time.

About Vyyo, Inc.

Vyyo offers fixed wireless broadband end-to-end solutions used by telecommunications providers to deliver both wireless telephony and high-speed data connections to business and residential subscribers. The technology uses point-to-multipoint architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo has shipped over 340 base stations and over 30,000 modems, which are deployed in the China, U.S., Canada, Europe, Latin America, Southeast Asia and Africa. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release may contain forward-looking statements. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; challenges of doing business in China and the Far East, including regulatory, economic, political, health, financial and safety risks; economic conditions worldwide and the continued effects of the slow U.S. economy; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the three months ended September 30, 2003, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements.

Vyyo Inc.

Condensed Consolidated Statements of Operations

(In Thousands Except Per Share Data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2003	2002	2003	2002
NET REVENUES	$2,223	$775	$4,355	$3,765
COST OF REVENUES	690	(89)	1,236	1,089

GROSS PROFIT	1,533	864	3,119	2,676

OPERATING EXPENSES:
Research and development, net	1,083	979	2,832	3,057
Selling and marketing	1,124	721	2,876	2,719
General and administrative	995	1,210	3,627	4,210
Charge for restructuring	(24)	(151)	(24)	(303)

Total operating expenses	3,178	2,759	9,311	9,683

OPERATING LOSS	(1,645)	(1,895)	(6,192)	(7,007)
INTEREST INCOME, net	329	537	1,118	2,124

NET LOSS FROM CONTINUING OPERATIONS	(1,316)	(1,358)	(5,074)	(4,883)
DISCONTINUED OPERATIONS	(1,276)	(1,003)	(6,921)	(1,003)

NET LOSS	$(2,592)	$(2,361)	$(11,995)	$(5,886)

NET LOSS PER COMMON SHARE —
Basic and diluted:
Continuing operations	$(0.10)	$(0.11)	$(0.40)	$(0.40)
Discontinued operations	(0.10)	(0.08)	(0.55)	(0.08)

Total basic and diluted	$(0.20)	$(0.19)	$(0.95)	$(0.48)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING (IN THOUSANDS) —
Basic and diluted	12,722	12,395	12,691	12,284

Vyyo Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets

CURRENT ASSETS:
Cash and cash equivalents and short-term investments	$61,609	$72,315
Accounts receivable	981	297
Inventories	820	79
Other	732	537

Total current assets	64,142	73,228

PROPERTY AND EQUIPMENT, net	938	1,414
GOODWILL	—	420
IDENTIFIABLE INTANGIBLE ASSETS	—	2,574

Total assets	$65,080	$77,636

Liabilities and stockholders’ equity

CURRENT LIABILITIES:
Accounts payable	$1,687	$965
Accrued liabilities	6,603	5,788
Accrued restructuring liability	35	2,114

Total current liabilities	8,325	8,867

TOTAL STOCKHOLDERS’ EQUITY	56,755	68,769

Total liabilities and stockholders’ equity	$65,080	$77,636

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